UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Waste Industries USA, Inc.

(Name of Registrant as Specified In Its Charter)

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WASTE INDUSTRIES USA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2006

To The Shareholders of Waste Industries USA, Inc.

The Annual Meeting of Shareholders of Waste Industries USA, Inc., a North Carolina corporation, will be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, on Wednesday, May 17, 2006 at 4:00 p.m., for the following purposes:

•	to elect a board of six directors;

•	to act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 13, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. We cordially invite you to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. If you attend the meeting you may vote in person, even if you returned a proxy.

Our proxy statement and proxy are included, along with our Annual Report to Shareholders for the fiscal year ended December 31, 2005.

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors

Lonnie C. Poole, Jr.,

Chairman of the Board

Raleigh, North Carolina

May 3, 2006

WASTE INDUSTRIES USA, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of Waste Industries USA, Inc., a North Carolina corporation, for use at our Annual Meeting of Shareholders to be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, at 4:00 p.m. on Wednesday, May 17, 2006, and any adjournment thereof. We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, employees of our company, without extra pay, might solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of our principal executive offices is 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609. Copies of this proxy statement and accompanying proxy card were mailed to shareholders on or about May 3, 2006.

Revocability of Proxies

Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to us (Attention: D. Stephen Grissom, Chief Financial Officer), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

(1) FOR the election of the six nominees for director identified below;

(2) in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the meeting.

Vote Required

In accordance with North Carolina law, broker non-votes, abstentions and votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes, abstentions and withheld votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. Shareholders do not have cumulative voting rights.

Record Date

Only the holders of record of our common stock at the close of business on the record date, April 13, 2006, are entitled to notice of and to vote at the meeting. On the record date, 13,834,712 shares of our common stock were outstanding. Shareholders will be entitled to one vote for each share of common stock held on the record date.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Our bylaws provide that the number of directors constituting our Board of Directors shall be no less than five and no more than nine. Our Board of Directors or our shareholders can set the number of directors within this range. The number of directors is currently six and all stand for reelection. Therefore, six directors are to be elected to serve for one year, or until the election and qualification of their successors.

We intend to vote proxies FOR all of the nominees named below, unless a shareholder specifically instructs in his or her proxy that his or her vote is to be withheld from one or more of the nominees. If any of the nominees is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director.

Name of Director Nominee	Age	Director Since
Lonnie C. Poole, Jr.	68	1970
Jim W. Perry	61	1974
Paul F. Hardiman	64	2002
Glenn E. Futrell	64	2003
James R. Talton, Jr.	63	2003
James A. Walker	59	2004

Except for Lonnie C. Poole, Jr., who is the father of Lonnie C. Poole, III, our Vice President, Corporate Development, none of our directors or executive officers is related by blood, marriage or adoption to any other director or any executive officer.

The Board of Directors has affirmatively determined that current directors Glenn E. Futrell, Paul F. Hardiman, James R. Talton, Jr. and James A. Walker are independent as defined in Rule 4200(a)(15) of Nasdaq’s listing standards. Because of their current employment with our company, current directors Jim W. Perry and Lonnie C. Poole, Jr. are not independent.

Lonnie C. Poole, Jr. founded our company in 1970, has served as Chairman of the Board of Directors since that time and served as Chief Executive Officer from 1970 until June 30, 2002. Mr. Poole holds a B.S. in Civil Engineering from North Carolina State University and an M.B.A. from the University of North Carolina at Chapel Hill. Mr. Poole has more than 35 years experience in the solid waste industry. He has served in the Environmental Industry Association (“EIA”, formerly the National Solid Waste Management Association or “NSWMA”), a non-profit business association established to, among other things, inform, educate and assist its members in cost-effective, safe and environmentally responsible management of waste in the following positions: Chairman; Vice Chairman; Board Member; and State Chapter Chairman. Mr. Poole has received the EIA’s member of the year award and was inducted into the EIA Hall of Fame in 1994. Mr. Poole was a founding Director and first Chairman of the Environmental Research and Education Foundation located in Alexandria, Virginia, and is now a member of its Board of Directors. In addition, Mr. Poole is a past President of the Occonneechee Council of the Boy Scouts of America and continues to serve on the Council Board of Directors. Mr. Poole is also a member of the Board of Directors for the North Carolina State University Foundation and currently serves as its Vice Chairman.

Jim W. Perry joined us in 1971, has served as our Chief Executive Officer since July 2002, has served as our President since 1987 and as a director since 1974. Mr. Perry served as our Chief Operating Officer from 1987 until April 2002. Mr. Perry holds a B.S. in Agricultural and Biological Engineering from North Carolina State University and an M.S. in Systems Management from the University of Southern California. Mr. Perry has more than 35 years experience in the solid waste industry and has received the Distinguished Service Award from the NSWMA. In addition, Mr. Perry has served in the Carolinas Chapter of NSWMA as Chairman and on the Membership Committee. Mr. Perry was inducted into the EIA Hall of Fame in 1997.

Paul F. Hardiman has served as a director of our company since June 2002. Mr. Hardiman retired in 2002 as a Managing Director at FleetBoston Corp. During his 36-year career with FleetBoston and its predecessor company, Bank of Boston, Mr. Hardiman held a variety of management positions in the Bank’s Commercial Banking and Specialized Financing activities. He also served as Chairman of Bank of Boston, Canada, a banking and factoring company located in Toronto and Montreal. In 1989, he established the Bank’s Environmental Financing Group, the first of its kind in the country, to provide capital and banking support to the solid waste industry. Mr. Hardiman holds a B.A. in Economics from Boston College and an M.B.A. in Accounting and Finance from Amos Tuck School, Dartmouth College. Mr. Hardiman was inducted into the EIA Hall of Fame in 2006.

Glenn E. Futrell has served as a director of our company since May 2003. Mr. Futrell is the President and owner of Roanoke Properties Limited Partnership, a real estate development company, in Manteo, North Carolina. From 1973 to 1987, he was President and Chief Executive Officer of Soil & Material Engineers, which specialized in geotechnical engineering, environmental engineering and hazardous waste cleaning, and which was sold to Westinghouse in December 1987. Mr. Futrell served as President of Westinghouse Environmental & Geotechnical Services, a subsidiary of Westinghouse, from 1988 to 1990. Mr. Futrell holds a B.S.C.E. and an M.S.C.E. in Civil Engineering from North Carolina State University. He serves on the Board of the North Carolina State Engineering Foundation. Since June 2000, Mr. Futrell has served as a director of North State Bancorp, a publicly traded bank holding company headquartered in Raleigh, North Carolina.

James R. Talton, Jr. has served as a director of our company since May 2003. Mr. Talton has been the Chairman of Impact Design-Build, Inc. since 2000. Prior to that he was an audit partner and managing partner with KPMG LLP in Raleigh, North Carolina, from 1986 to 1999, and was with KPMG LLP in Greenville, South Carolina from 1969 to 1986. Mr. Talton holds a B.A. in Business Administration from East Carolina University. He serves on the Board of Trustees of East Carolina University. Since March 2001, Mr. Talton has served as a director of Datastream Systems, Inc., a publicly traded provider of asset management software, integrated procurement and support services, headquartered in Greenville, South Carolina.

James A. Walker has served as a director of our company since May 2004. Mr. Walker is Chairman of The Advisory Group, LLC, which provides, among other services, consulting services on real estate investment sales and acquisitions, a position he has held since 1997. From 1984 until 1997, he was the Chief Executive Officer of North Hills, Inc., a $350 million diversified real estate company in Raleigh. From 1968 to 1984, he was with KPMG Peat Marwick, rising to partner-in-charge of the private business practice in the Raleigh office. Mr. Walker holds a B.S. in Business Administration from East Carolina University. He graduated from the Harvard Business School Owner-President Management Program in 1985.

The Board of Directors has unanimously approved and recommends that shareholders vote “FOR” the election of the nominees listed above.

OTHER INFORMATION

Principal Shareholders

The following table sets forth certain information regarding the ownership of shares of our common stock as of March 31, 2006 by (1) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (2) each director of our company, (3) each of the Named Executive Officers, as listed under “—Executive Compensation—Summary Compensation” below, and (4) all directors and executive officers of our company as a group.

This table is based upon information supplied by our officers, directors and principal shareholders and from Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Applicable percentages are based on 13,832,919 shares outstanding on March 31, 2006. Except as listed otherwise, the address of each listed stockholder is 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609.

Name	Shares Beneficially Owned	Percentage Owned
Dimensional Fund Advisors Inc (1). 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	897,997	6.49%

Farley Capital L.P., et al., (2) 780 Third Avenue, Suite 3801 New York, NY 10017	701,300	5.02%

Lonnie C. Poole, Jr. (3)	3,702,523	26.71%

Lonnie C. Poole, III (4)	2,956,817	21.35%

Scott J. Poole (5) 2408 Mt. Vernon Church Road Raleigh, North Carolina 27614	2,491,369	18.01%

Jim W. Perry (6)	1,435,873	10.37%

Glenn E. Futrell (7)	10,447	*

Paul F. Hardiman (8)	12,796	*

James R. Talton, Jr. (9)	8,534	*

James A. Walker (10)	5,588	*

Harry M. Habets (11)	29,298	*

D. Stephen Grissom (12)	29,781	*

Harrell J. Auten, III (13)	11,386	*

All directors and executive officers as a group (10 persons) (14)	6,431,847	46.18%

*	Less than one percent.
(1)

As reported in Schedule 13G filed on February 6, 2006. According to the Schedule 13G, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.

These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares.

(2)	As reported in Schedule 13G filed on January 13, 2006. The Schedule 13G filed by Farley Capital L.P. and others lists Stephen L. Farley as having shared voting and investment powers over the securities held of record by Farley Capital L.P. and others.
(3)	Includes 27,411 shares underlying vested options, 31,000 shares owned by Mr. Poole’s wife, 199,320 shares held by an investment partnership of which Mr. Poole serves as a general partner, 52,168 shares owned by a charitable foundation of which Mr. Poole’s wife is the trustee, 29,467 shares held in trust for the benefit of Mr. Poole’s grandchildren and great-grandchildren and for which he serves as the trustee, and 1,741,729 shares held by three grantor trusts of which Lonnie C. Poole, III and Scott J. Poole, Mr. Poole’s children, are beneficiaries and/or trustees.
(4)	Includes 15,838 shares underlying vested options, 29,467 shares held in trust by Lonnie C. Poole, Jr. and for the benefit of Mr. Poole’s children and grandchildren, 940,000 shares held by a trust of which Mr. Poole is a co-trustee and beneficiary, 400,865 shares held by a trust of which he is a beneficiary with shared investment power, 400,864 shares held by a trust of which Mr. Poole is the trustee, 474,124 shares held by a grantor retained annuity trust and 5,040 shares held in a custodial account for his children.
(5)	Includes 940,000 shares held by a trust of which Mr. Poole is a co-trustee and beneficiary, 400,864 shares held by a trust of which he is a beneficiary with shared investment power, 400,865 shares held by a trust of which Mr. Poole is the trustee and 3,360 shares held in a custodial account for his children.
(6)	Includes 20,194 shares underlying vested options.
(7)	Includes 5,772 shares underlying vested options.
(8)	Includes 8,228 shares underlying vested options.
(9)	Includes 5,772 shares underlying vested options.
(10)	Includes 2,713 shares underlying vested options.
(11)	Includes 4,216 shares underlying vested options.
(12)	Includes 2,629 shares underlying vested options.
(13)	Includes 7, 086 shares underlying vested options.
(14)	Includes the shares and shares underlying vested options discussed in footnotes (3) - (13).

Information Concerning the Board of Directors and Its Committees

The business of our company is under the general management of the Board of Directors as provided by the laws of North Carolina and our bylaws. During the fiscal year ended December 31, 2005, the Board of Directors held four formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of all of the fiscal 2005 meetings of the Board of Directors and Board committees of which he was a member.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee currently consists of James R. Talton, Jr., Chairman, Paul F. Hardiman and James A. Walker. During 2005, the Audit Committee held 10 formal meetings, excluding actions by unanimous written consent. The Audit Committee hires our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

The Compensation Committee currently consists of Glenn E. Futrell, Chairman, James R. Talton, Jr. and James A. Walker. During 2005, the Compensation Committee held two formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for our officers, and administers our stock plan.

The Nominating Committee currently consists of James A. Walker, Chairman, Glenn E. Futrell and James R. Talton, Jr. The Nominating Committee did not hold any formal meetings in 2005. The Nominating Committee makes recommendations to the Board of Directors regarding potential new board candidates.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of February 28, 2006:

Name	Age	Position with our Company and Business Experience for Last Five Years
Lonnie C. Poole, Jr.	68	Chairman since 1970; Chief Executive Officer from 1970 until June 30, 2002.

Jim W. Perry	61	Chief Executive Officer since July 2002; President since 1987; Chief Operating Officer from 1987 until April 2002.

D. Stephen Grissom	53

Vice President and Chief Financial Officer since September 2001; prior to that, Managing Partner of JSG Properties, Raleigh, North Carolina from 2000 until 2001; prior to that, Chief Financial Officer of Austin Quality Foods, Inc., Cary, North Carolina from 1982 to 2000.

Harry M. Habets	56

Vice President and Chief Operating Officer since April 2002; President and Chief Operating Officer from July 1999 to April 2002 of EarthCare Company, a solid and liquid waste company, in Dallas, Texas; prior to that, 14 years with Waste Management, Inc., Oakbrook, Illinois, including positions as Vice President of International Operations and Regions Vice President/Manager for collection, recycling and landfill disposal services in the Southeast.

Harrell J. Auten, III	57	Vice President, Sales and Marketing since June 2005; Vice President, South Division from 1998 to June 2005; South Division Manager from 1993 to 1998.

Lonnie C. Poole, III	44	Vice President, Corporate Development since July 2002; Director of Support Services from 1995 to July 2002; Director of Risk Management from 1990 to 1995.

From July 1999 to April 2002, Mr. Habets served as President and Chief Operating Officer of EarthCare Company, a publicly traded solid and liquid waste company, headquartered in Dallas, Texas. EarthCare filed for bankruptcy in April 2002. EarthCare was founded in 1997 and lost money every year in which it operated. The chairman of EarthCare recruited Mr. Habets to join EarthCare in 1999 to help turn the company around. The chairman of EarthCare was the founder of a large successful solid waste company. EarthCare was never able to raise the capital necessary to effect a turnaround and filed for bankruptcy in April 2002. Mr. Habets had announced his intention to resign in March 2002, which he tendered in March 2002.

Executive Compensation

Summary Compensation

The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2003, 2004, and 2005 to our Chief Executive Officer, our Chairman and our other executive officers who earned at least $100,000. We refer to these executive officers as the Named Executive Officers. Amounts are shown as received in the year for which the compensation was earned, even if it was paid or granted in the subsequent year.

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation				Long-Term Compensation	All Other Compensation(1)
Name and Principal Position		Salary		Bonus		Stock Options (Shares)
Lonnie, C. Poole, Jr. Chairman	2005 2004 2003	$ $ $	471,000 317,766 300,000	$ $ $	— 165,000 —	11,772 9,705 17,911	$ $ $	6,305 155,043 1,104,403

Jim W. Perry President and Chief Executive Officer	2005 2004 2003	$ $ $	308,829 300,000 279,995	$ $ $	150,067 210,462 25,700	17,195 13,876 18,241	$ $ $	164,188 37,641 239,450

Harry M. Habets Vice President and Chief Operating Officer	2005 2004 2003	$ $ $	251,115 251,159 229,846	$ $ $	85,923 65,347 13,618	12,783 9 ,956 12,610	$ $ $	14,214 2,486 9,322

D. Stephen Grissom Vice President, Chief Financial Officer and Secretary	2005 2004 2003	$ $ $	174,654 174,233 157,846	$ $ $	79,769 29,964 5,898	8,594 6,272 8,026	$ $ $	5,805 5,459 5,067

Harrell J. Auten (2) Vice President, Sales and Marketing	2005		$126,731		$40,191	6,010		$62,022

Lonnie C. Poole, III Vice President, Corporate Development	2005 2004 2003	$ $ $	130,480 129,808 116,711	$ $ $	32,125 29,843 18,153	5,287 4,846 6,145	$ $ $	4,200 4,492 4,218

(1)	Includes for Mr. Poole Jr.:
•	life insurance premiums paid by us on executive group life insurance coverage in excess of $50,000 payable to Mr. Poole Jr. or his family as follows: $1,143, $1,524, and $1,518 in 2003, 2004, and 2005, respectively;
•	401(k) plan contributions of $2,100, $2,700, and $4,787 in 2003, 2004, and 2005, respectively;
•	for 2003, loan forgiveness of $687,313 and interest refunded and forgiven of $329,443, both grossed up for payroll tax paid by our company, as part of the termination of the insurance program discussed under “Certain Transactions”; and
•	income of $144,507 as a result of the sale of stock acquired upon the exercise of incentive stock options in 2004 that caused the incentive stock options to be treated as nonqualified stock options.

Includes for Mr. Perry:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Perry or his family as follows: $538, $1,501 and $1,462 in 2003, 2004 and 2005 respectively;
•	401(k) plan contributions of $7,800, $8,450 and $9,100 in 2003, 2004 and 2005, respectively;
•	for 2003, loan forgiveness of $130,865 and interest refunded and forgiven of $72,090, both grossed up for payroll tax paid by our company, as part of the termination of the insurance program discussed under “Certain Transactions”; and

•	income of $153,626 as a result of the sale of stock acquired upon the exercise of incentive stock options in 2005 that caused the incentive stock options to be treated as nonqualified stock options.

Includes for Mr. Habets:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Habets or his family as follows: $299, $895 and $946 in 2003, 2004, and 2005, respectively;
•	401(k) plan contributions of $3,972, $8,102, and $9,100 in 2003, 2004, and 2005, respectively; and
•	mileage allowance of $5,051, $3,489, and $4,168 in 2003, 2004, and 2005, respectively.

Includes for Mr. Grissom:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Grissom or his family as follows: $311, $296 and $313 in 2003, 2004 and 2005, respectively; and
•	401(k) plan contributions of $4,756, $5,164, and $5,492 in 2003, 2004, and 2005, respectively.

Includes for Mr. Auten:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Auten or his family as follows: $199 in 2005;
•	410(k) plan contributions of $2,244 in 2005;
•	income of $27,580 as a result of the sale of stock acquired upon the exercise of incentive stock options in 2005 that caused the incentive stock options to be treated as nonqualified stock options; and
•	moving expenses of $32,000 in 2005.

Includes for Mr. Poole III:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Poole or his family as follows: $140, $80 and $87 in 2003, 2004 and 2005, respectively; and
•	401(k) plan contributions of $3,797, $4,114, and $4,113 in 2003, 2004 and 2005, respectively.

(2)	Mr. Auten became our Vice President, Sales and Marketing on June 13, 2005.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table sets forth certain information concerning all grants of stock options made during the year ended December 31, 2005 to the Named Executive Officers, including stock options granted for service in 2004:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted(1)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Lonnie C. Poole, Jr.	9,705	7.12%	$15.29	5/11/2010	$23,780	$68,868
Jim W. Perry	13,876	10.17%	$15.29	5/12/2010	$34,001	$98,465
Harry M. Habets	9,956	7.30%	$13.90	5/13/2010	$38,234	$84,488
D. Stephen Grissom	6,272	4.60%	$13.90	5/14/2010	$24,086	$53,225
Harrell J Auten	4,745	3.48%	$13.90	5/15/2010	$18,222	$40,266
Lonnie C. Poole, III	5,050	3.70%	$15.29	5/16/2010	$12,374	$35,835

(1)	Potential realizable value is based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term. These amounts are calculated for SEC-mandated disclosure purposes and do not reflect our estimate of future stock prices.

The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers as of December 31, 2005:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options At December 31, 2005(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Lonnie C. Poole, Jr.	-0-	$-0-	47,762	28,222	$248,236	$53,928
Jim W. Perry	23,861	$153,626	11,822	31,747	$36,272	$49,289
Harry M. Habets	11,250	$83,464	6,604	19,712	$22,365	$29,173
D. Stephen Grissom	-0-	$-0-	20,592	14,637	$123,196	$32,034
Harrell J. Auten, III	7,539	$44,684	6,200	11,790	$19,545	$27,290
Lonnie C. Poole, III	3,911	$7,040	19,050	11,788	$89,671	$20,686

(1)	Market value of our common stock on the exercise date, as quoted on the Nasdaq National Market System, minus the exercise price.
(2)	Market value of our common stock at December 31, 2005 ($12.88 per share), as quoted on the Nasdaq National Market System, minus the exercise price. Options are considered in-the-money if the market value of the shares covered thereby is greater than the exercise price.

Compensation of Directors

In 2005, our employee directors received no compensation for service as members of the Board of Directors. In 2005, our non-employee directors received an annual retainer fee in cash or stock equal in value to $15,000, plus $1,000 in cash or stock at the option of the individual director for attending each meeting of the Board of Directors and each Board of Directors’ committee meeting unless attendance was by telephone for which a fee of $500 was paid, in addition to reimbursement of out-of-pocket expenses for attendance. In 2006, the fee for attendance at any Board or committee meeting was increased to $1,200 unless attendance is by telephone for which a fee of $600 will be paid.

Our non-employee directors also receive options to purchase shares of our common stock in an amount equal to $7,000 per year. The actual number of options is calculated as of year-end by using the Black-Scholes method of valuation. The exercise price of the options is the fair market value on the date of grant. Directors must serve until the end of the year to receive the grant of options. For service in 2005, we granted to our non-employee directors options for an aggregate of 5,384 shares of our common stock with an exercise price of $13.90 per share.

James R. Talton, Jr. serves as the Chairman of our Audit Committee for which he received an annual fee of $20,000 in 2005, and which was in addition to his regular director fees. We also reimbursed Mr. Talton for his out-of-pocket expenses in performing his duties for this committee.

Report of the Compensation Committee on Executive Compensation

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under either of those Acts.

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and awards of stock options. The

Compensation Committee currently consists of Messrs. Glenn E. Futrell, James R. Talton, Jr. and James A. Walker, each of whom is a non-employee director of our company and independent as defined by Nasdaq.

In determining the compensation of our executive officers, the Compensation Committee takes into account all factors which it considers relevant, including business conditions in general and in our lines of business during the year, our performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area for which such executive officer is responsible.

To the extent readily determinable, another factor the Compensation Committee considers when determining compensation is the anticipated tax treatment to us and to the executive officer of various payments and benefits. For example, some types of compensation plans and their deductibility by us depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee’s control also could affect the deductibility of compensation.

In 2005, the Compensation Committee hired an independent compensation consulting firm to advise it on our company’s and our industry’s compensation practices. The Compensation Committee followed the advice of this consultant in establishing the compensation of our executive officers for 2006.

Compensation Philosophy.    Generally, the structure of each executive compensation package is weighted towards incentive forms of compensation so that the executive’s interests are aligned with the interests of our shareholders. The Compensation Committee believes that granting stock options provides an additional incentive to executive officers to continue in our service and gives them an interest similar to shareholders in our success. The compensation program for executive officers in 2005 consisted of grants of stock options and incentive bonuses, in addition to base salaries and reimbursement of certain costs and expenses. The components of our executive compensation program are discussed below.

Base Salaries.    The Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for fiscal 2005 were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of our company’s historic and recent financial and operational performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to our company’s success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance target.

Cash Incentive Compensation.    Cash bonuses established for our executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. In 2005, our Chief Executive Officer could receive a cash bonus of up to 100% of his base salary, while the cash bonus opportunity for other executive officers ranged from 40% to 60% of base salary. For service in 2005, we paid cash bonuses to our executive officers based on the achievement of our objectives established in the beginning of 2005 and a discretionary amount determined by the Compensation Committee.

Long-Term Incentive Compensation.    Our company’s long-term incentive compensation consists of our stock option plan. Each year the Committee considers granting awards under our stock option plan. The Committee’s decision to grant stock options is discretionary and largely determined by individual performance, strategic accomplishments, the degree to which an incentive for long-term performance would benefit our company, as well as the number of shares and options already held by the executive officer. Option grant decisions may also be based upon outstanding individual performance, job promotions and the assumption of greater responsibility within our company. All executives are eligible to participate in our stock plans. We believe that placing a portion of our executives’ total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives with those of our shareholders, gives executives a significant long-term interest in our company’s success and helps us retain key executives. Options generally vest over four years based on continued employment. Options are granted at fair market value on the date of grant.

Compensation of the Chief Executive Officer.    Jim W. Perry has served as our Chief Executive Officer since July 1, 2002. The compensation of Mr. Perry as our Chief Executive Officer was and is based on the same elements and measures of performance as the compensation for our other executive officers. The Committee approved a base salary for Mr. Perry for fiscal 2005 and 2006, based on the same factors as were considered in determining the base salaries of our other executive officers.

In 2005, we paid Mr. Perry a cash base salary of $308,829 for his services as our Chief Executive Officer. The Compensation Committee has approved a base salary of $355,000 for Mr. Perry for fiscal 2006.

In 2005, our Chief Executive Officer’s cash bonus was based on the extent to which our company met the earnings per share growth goals established by the Compensation Committee at the beginning of the year and a discretionary amount based on the year over year change in our stock price. Mr. Perry was paid a cash bonus of $150,067 in 2005, which represented 48.6% of his target award. Mr. Perry was granted an award of 13,876 stock options in 2005, which grant was based in part on the performance goals for Mr. Perry’s cash bonus.

The Compensation Committee believes that the forms of compensation, as described above, represent fair compensation structures for the annual services for Mr. Perry and the other executive officers in their respective capacities.

Submitted by:	Compensation Committee Glenn E. Futrell, Chairman James R. Talton, Jr. James A. Walker

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee of the Board of Directors during 2005 were Glenn E. Futrell, Chairman, James R. Talton, Jr. and James A. Walker. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or the Compensation Committee of our company.

Deferred Compensation Plan

We have a deferred compensation plan available for key employees. For the period from 2000 to 2005, a participant could elect to defer up to $20,000 of annual cash compensation under the plan. Beginning in 2006, a participant may elect to defer up to 100% of annual cash compensation. We may increase the amount of the deferral credited under the plan by an amount that is based upon the deferral amount (the “matching amount”) and by an amount that is a percentage of compensation established by us (“the nonelective amount”). The matching amount in 2006 and in prior periods is 65% of the amount deferred up to 6% of the participant’s compensation, so that the maximum matching amount for a year would be 3.9% of total compensation. We have not awarded a nonelective amount. Amounts deferred prior to 2006 are credited with a fixed rate of increase of 6% per year. Amounts deferred in 2006 and thereafter will be credited with a rate at the same rate as the rate of earnings credited under a “rabbi trust” established by us. The amounts deferred by the participants are fully vested. Our matching and nonelective amounts are vested at 20% after two years of service, with vesting of 20% each year thereafter. Payments will be made in an amount equal to the participant’s deferrals, matching amounts, and increases at a time elected by the participant in accordance with rules set by Section 409A of the Internal Revenue Code of 1986. We have the right to terminate the plan at any time, but any termination will not affect the balance of any account or our obligation to honor the accounts in place at the time of termination. As of December 31, 2005, Lonnie C. Poole, III and Harrell J. Auten, III are the only Named Executive Officers who participate in this plan. The amounts contributed by us to Mr. Poole’s account for his deferrals in 2003, 2004 and 2005 and to Mr. Auten’s account for his deferral in 2005 are included in the table under the heading “Executive Compensation—Summary Compensation Table.”

Employment Agreement

In August 2005, we entered into an Employment Agreement with our founder and Chairman, Lonnie C. Poole, Jr. which provides that Mr. Poole will serve as the Chairman of the Board of Directors until December 31, 2007. Should he not be reelected by the shareholders during that time, he will serve as a senior advisor and report to the Board. For his services, Mr. Poole will receive a salary of $476,202, subject to adjustment by the Compensation Committee of the Board. He will be eligible to receive bonuses and stock options and also will be entitled to receive all other benefits of employment available to our employees, provided he meets all applicable requirements. The agreement was effective as of January 1, 2005.

If we terminate Mr. Poole without cause ( as defined in the agreement), we must pay Mr. Poole his salary for the remaining term of the agreement and must pay his COBRA premium for his coverage and that of his eligible dependents until the earlier the term of the agreement or the date he becomes eligible under another group health plan. If we breach the agreement, which breach is not cured as allowed by the agreement, require Mr. Poole to be permanently based at a location more that 35 miles from our current office in Raleigh, North Carolina or materially and adversely change Mr. Poole’s office, title, duties or responsibilities, Mr. Poole has the right to terminate the agreement, in which case we must pay him his salary for the remaining term of the agreement and must pay his COBRA premium for his coverage and that of his eligible dependents until the earlier the term of the agreement or the date he becomes eligible under another group health plan. If Mr. Poole dies or becomes permanently disabled during the term of the agreement, we will pay the salary due under the agreement to Mr. Poole’s wife and pay the COBRA premiums for her coverage for the remaining term of the agreement.

In the event of a change of control (as defined in the agreement) of our company, all options held by Mr. Poole will automatically vest in full. If Mr. Poole is terminated prior to a change of control under circumstances that ultimately give rise to his right to receive continued payment of his salary and COBRA premium as described above, all options held by Mr. Poole will automatically vest in full as of the date of the change of control.

Change in Control Agreements

We have entered into change of control agreements with each of our Chief Executive Officer, Jim W. Perry, our Chief Financial Officer, D. Stephen Grissom, our Chief Operating Officer, Harry M. Habets and our Vice President, Corporate Development, Lonnie C. Poole, III. Each agreement provides that if the officer is terminated within two years after a change in control other than “for cause” (as defined in the agreement) or if the officer terminates his employment for “good reason” (as defined in the agreement) after a change in control, the officer shall be entitled to receive one year’s salary and benefits plus an amount equal to the average of the annual bonuses paid to the officer for the two fiscal years prior to the change of control. In addition, upon a change in control, all of the officer’s unvested stock options will automatically vest in full.

Performance Graph

The following line graph and table illustrate the cumulative total shareholder return on our common stock over the last five fiscal years, beginning on January 1, 2001 and ending on December 31, 2005 and the cumulative total return over the same period of (1) the CRSP Total Market Return Index of the Nasdaq Stock Market and (2) the CRSP Nasdaq Non-Financial Stocks Total Return Index. The CRSP is the Center for Research in Securities Prices at the University of Chicago. The graph assumes an initial investment of $100 and reinvestment of all dividends.

Certain Transactions

In 1998, we were offered the opportunity to purchase two tracts of land that had potential as a regional solid waste disposal facility. We had been looking for a landfill site and this land was one of several sites we were considering. The owners of the land were unwilling to extend a purchase option for a period long enough to enable us to determine the feasibility of the site as a regional solid waste disposal facility and to obtain the necessary franchise from the county in which the landfill would be located and permits from the state in which the landfill would be located. Our general practice is not to acquire property for which we do not have a plan for development in the short-term and for which we have not obtained, to the extent practicable, a site suitability determination and the necessary franchise and permits. Rather than forego this potential opportunity, management determined that it was in our best interest for an unrelated third party to purchase and hold the land until such time as we were able to develop a plan and obtain a site suitability determination and a franchise and permits for the landfill. After management was unable to identify a third party willing to undertake this endeavor in the very little time available, a limited liability company (“LLC”) owned by a trust controlled by Lonnie C. Poole, III, our Vice President, and Scott J. Poole, sons of Lonnie C. Poole, Jr., our Chairman of the Board of Directors, purchased the land in December 1998. This LLC was purchased by Lonnie C. Poole, Jr. in 2005. As is customary for us when evaluating disposal sites, we incurred normal engineering, legal, marketing, consulting and other due diligence expenses to determine site feasibility, but we have no obligation to purchase the site. These costs of acquiring and carrying the site were borne entirely by the LLC. No costs were incurred by us in 2005. If, after completion and analysis of the site suitability determination, we determine the landfill is feasible and are able to obtain a franchise for the facility and reasonably believe that the necessary permits could be obtained, we will have the opportunity to purchase the site from the LLC upon negotiated terms, which would be reviewed and approved by a majority of our disinterested directors and, if deemed necessary, by a majority of disinterested shareholders voting on the transaction, as a condition to any purchase.

Lonnie C. Poole, III is a member of a limited liability company that owns the building in Raleigh, North Carolina in which we lease our headquarters office space. The lease was entered into in June of 1999 with a term of 10 years. Rental expense related to this lease was approximately $587,000 in 2005. Management believes the lease is on terms comparable to those with third parties.

In January 2005, our Chairman, Lonnie C. Poole, Jr., purchased from us two life insurance policies which he previously assigned to us in connection with the settlement of prior loans. To purchase one of the policies, Mr. Poole transferred to us 17,617 shares of our common stock with an approximate value of $219,500 and we subsequently cancelled such shares. The purchase of the other policy was settled in cash for $166,405. The aggregate consideration value of $385,905 was the cash value of the policies on September 30, 2004, the valuation date determined in accordance with the Board’s approval of the transaction. We recognized a loss of approximately $40,400 related to the sale of these policies.

From 2000 through 2005, we sponsored a split dollar life insurance plan that was available to key employees. Lonnie C. Poole, III, our Vice President, Corporate Development, and Harrell J. Auten, our Vice President, Sales and Marketing, participated in the plan. Under the plan, we paid all of the premiums on life insurance policies owned by Mr. Poole and Mr. Auten. Because each executive was taxed on a portion of each year’s premium, the executive is required to repay only the premium amount that was not taxed. Each executive officer collaterally assigned his policy to us to secure the repayment of this portion of the premium payments. Our payment of the premiums on the split dollar life insurance policies could be viewed as a loan to the executives. Beginning in July 2002, the Sarbanes-Oxley Act prohibits loans to directors and executive officers of ours, but the premium payments on the policies owned by Mr. Poole and Mr. Auten were inadvertently continued by us after July 2002. Mr. Poole has been an executive officer of ours since the arrangement began, and Mr. Auten has been an executive officer of ours since 2005. Upon identification of the loan issue in December 2005, we discontinued the premium payments effective December 31, 2005 and requested repayment of the portion of the premiums due to us. At December 31, 2005, the sum of the premium payments owed by Mr. Poole to us was approximately $121,000 and the sum of the premium payments owed by Mr. Auten to us was approximately $52,000. We discontinued the split dollar life insurance plan effective December 31, 2005. In exchange for rights and benefits surrendered by the executives under the discontinued split dollar life insurance plan, we agreed to pay Mr. Poole approximately $96,000 and Mr. Auten approximately $37,000. Once the premiums are repaid, our rights under the life insurance policies will be released.

We lease aircraft from time to time from two companies, one owned by Lonnie C. Poole, Jr., our Chairman, and one owned in part by Lonnie C. Poole, III, our Vice President, Corporate Development. The amounts paid to these companies for rental of such aircraft for the year ended December 31, 2005 were approximately $1,400, to the company owned by Lonnie C. Poole, Jr., and $50,000, to the company partly owned by Lonnie C. Poole, III. Management believes that the lease terms are comparable to those with third parties.

In January 2005, we purchased approximately 3.8 acres of property adjacent to our Newport, North Carolina operation from Property Management Group Partnership (“PMG Partnership”) for approximately $140,000 for the purpose of expansion. PMG Partnership is comprised of three partners, two of whom are Lonnie C. Poole, Jr., our Chairman of the Board, and Jim W. Perry, our President and Chief Executive Officer. We obtained a third party appraisal prior to the purchase. Management believes that the transaction was executed on terms comparable to those with third parties.

Nasdaq rules and our own Code of Business Conduct require that the Audit Committee or another independent committee of our Board approve any transaction between our company and a director or executive officer that exceeds $60,000.

Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors appointed the firm of Deloitte & Touche LLP, Raleigh, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ended

December 31, 2005. Deloitte & Touche has audited our accounts since 1983 and has advised us that it does not have, and has not had, any direct or indirect financial interest in our company or subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Deloitte & Touche are expected to attend the meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Audit Fees.    Deloitte & Touche billed us aggregate fees of $2,039,335 and $645,660 for professional services rendered for the audit of our annual financial statements for fiscal years 2005 and 2004, respectively, and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of those fiscal years. Audit fees for 2005 included $1,129,750 for additional procedures required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees.    Deloitte & Touche billed us aggregate fees of $22,975 related to a benefit plan audit in fiscal year 2005 and $42,880 for professional services that were reasonably related to their performance of their audit and a benefit plan audit in fiscal year 2004.

Tax Fees.    Deloitte & Touche billed us aggregate fees of $204,125 and $233,390 in fiscal years 2005 and 2004, respectively, for services rendered for general tax consulting activities and the preparation of our tax returns in those fiscal years.

All Other Fees.    Deloitte & Touche billed us aggregate fees of $1,500 in fiscal year 2005 for a computer based accounting research subscription and $9,338 in fiscal year 2004 for valuation services.

In considering the nature of the services provided by Deloitte & Touche as discussed above, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Although the Audit Committee does not have formal pre-approval policies and procedures in place, it pre-approved all of the services performed by Deloitte & Touche as discussed above, as required by SEC regulation.

Report of the Audit Committee

The Audit Committee is composed of three directors. The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of Nasdaq’s listing standards. The Board of Directors also has determined that each of James A. Walker and James R. Talton is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The Audit Committee operates under a written charter, which was amended in November 2002 to conform the charter to the requirements of the Sarbanes-Oxley Act. A copy of our Audit Committee charter is attached as Appendix A to this proxy statement.

The Audit Committee reviews our company’s financial reporting process on behalf of our Board of Directors. Management of our company has the primary responsibility for our financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. Management has represented to the Audit Committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

The Audit Committee meets with our management and Deloitte & Touche, our independent registered public accounting firm, to review our financial reporting and performance. During those meetings in 2005, the Audit Committee reviewed and discussed, among other things:

•	the appointment of Deloitte & Touche as our independent registered public accounting firm;

•	the impact of the Sarbanes-Oxley Act of 2002, including new reporting obligations and auditing matters;

•	management’s evaluations of our internal controls and disclosure controls and procedures;

•	the annual audit by Deloitte & Touche, including risk assessments; and

•	our significant accounting policies.

The Audit Committee also met in private sessions with Deloitte & Touche in 2005. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2005 with management and Deloitte & Touche, as well as our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for 2005. This discussion included among other things:

•	critical accounting policies and practices used in the preparation of our financial statements;

•	any significant audit adjustments proposed by Deloitte & Touche;

•	confirmation that there were no matters of significant disagreement between our management and Deloitte & Touche during the audit; and

•	other matters required to be discussed by Statements of Auditing Standards.

The Audit Committee also has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Deloitte & Touche its independence.

Based on the reviews and discussions described herein, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2005.

Submitted by:	The Audit Committee James R. Talton, Chairman Paul F. Hardiman James A. Walker

This Audit Committee Report shall not be deemed to be filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act, our directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2005, except as follows: Glenn E. Futrell, James R. Talton, III, James A. Walker and Paul F. Hardiman each inadvertently failed to report the grant of 333, 342, 166 and 166 shares of common stock, respectively, for director fees on March 3, 2005, for which the required reports were filed on Form 4 on March 4, 2005; Harry M. Habets inadvertently failed to report the exercise of 8,000 incentive stock options on February 19, 2005, for which the required report was filed on Form 4 on February 23, 2005.

CORPORATE GOVERNANCE

We have adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. In addition, we have adopted a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions for our company. These Codes are available on our website at www.waste-ind.com under “Investor Relations—Corporate Governance.”

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

Although we do not have a formal written policy regarding Board member attendance at our annual meetings of shareholders, we encourage our directors to attend those meetings. All of the then current directors attended the 2005 annual meeting.

DIRECTOR NOMINATIONS

The Nominating Committee considers and makes recommendations to the Board on all director nominations. For the 2006 meeting, the Board determined the slate of director nominees proposed for election by the shareholders. In the past, the Board of Directors considered and made all director nominations. The Nominating Committee also will recommend to the Board any director nominees to be elected by the Board to fill interim director vacancies.

In selecting the slate of directors being proposed to shareholders at the 2006 meeting, the Nominating Committee considered the following criteria in selecting nominees: personal qualities and characteristics, accomplishments, and reputation in the business community; financial, regulatory, and business experience; ability and willingness to commit adequate time to Board and committee matters; fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to our needs; independence; and any other factors the Nominating Committee deems relevant, including background, experience, and other demographics.

To identify nominees, the Nominating Committee relies on personal contacts. We have not previously used an independent search firm to identify nominees.

The Nominating Committee will consider director nominees recommended by shareholders, using the same criteria it uses in making its own selections. A shareholder may submit a nomination for director by delivering to the Nominating Committee Chairman, James A. Walker, a written notice stating the name and age of each nominee, the nominee’s principal occupation, and the number of shares of our common stock he or she beneficially owns. The written consent of the nominee to serve as a director must also be provided by the shareholder making the nomination.

Each member of the Nominating Committee is independent in accordance with Nasdaq Rule 4200(a)(15).

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties may communicate with the Board by writing to Jim W. Perry, our President and Chief Executive Officer, at 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609. Mr. Perry will relay such communications to the Board of Directors.

DEADLINE FOR SHAREHOLDER PROPOSALS

In accordance with federal securities laws, shareholders having proposals that they desire to present at next year’s annual meeting of our shareholders should, if they desire that such proposals be included in our proxy statement relating to such meeting, submit such proposals in time to be received by us not later than January 8, 2007. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act and the Board of Directors directs the close attention of interested shareholders to that rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice prior to March 2, 2007. Pursuant to our bylaws, any shareholder wishing to present a proposal at our next year’s annual meeting of shareholders must provide us notice of that proposal not less than 50 days and not more than 90 days prior to the meeting. Proposals should be mailed to the Corporate Secretary, Waste Industries USA, Inc., 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the meeting, but intends that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

APPENDIX A

WASTE INDUSTRIES USA, INC.

AUDIT COMMITTEE CHARTER

Audit Committee Charter

This charter will be reviewed, updated and approved annually by the Board of Directors.

Role and Independence

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of Waste Industries USA, Inc. (the “Corporation”) and other such duties as directed by the Board.

The membership of the Committee will consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member who is a financial expert as defined in the regulations of the Securities and Exchange Commission (the “SEC”).

Each member of the Committee will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and will meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the Nasdaq. No member may accept any consulting, advisory or other compensatory fee from the Corporation other than director fees. No member may be an affiliate of the Corporation or any of its subsidiaries.

The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditor, financial and senior management of the Corporation and the Board. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board will appoint one member of the Committee as chairperson. He or she will be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board. The chairperson will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the internal auditor.

Responsibilities

The Committee’s primary responsibilities include:

•	Selecting and hiring the independent auditor to audit the financial statements of the Corporation, which approval must be made prior to the commencement of the audit. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that might impact the auditor’s independence, and recommend to the Board any actions necessary to oversee the auditor’s independence.

•	Instructing the external auditors that they are ultimately accountable to the Committee and the Board.

•	Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, any problems or difficulties encountered in the audit process, reviewing disagreements between management and the independent auditors, receiving and reviewing audit reports, management letters and all other material written communications between management and the independent auditor, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

•	Providing guidance and oversight to the internal audit activities of the Corporation including reviewing the charter, organization, plans, reports and results of such activity, reviewing and advising the Board on the selection and removal of the internal audit director or firm, and reviewing with the internal auditor any problems or difficulties encountered in the internal audit process, including disagreements with management or restrictions on the internal audit function.

•	Reviewing the audited financial statements and discussing them separately with management and the independent auditor. These discussions will include:

•	consideration of the quality of the Corporation’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, review of alternative disclosures and treatments, and such other inquiries as may be appropriate;

•	consideration of the critical accounting policies and practices used in the audit, alternative treatments of financial information discussed with management, and material communications between the independent auditor and management; and

•	consideration of regulatory and accounting initiatives and pronouncements.

Based on the review, the Committee will make its recommendation to the Board as to the inclusion of the Corporation’s audited financial statements in the Corporation’s annual report on Form 10-K.

•	Reviewing separately with management and the independent auditor the quarterly financial information prior to the Corporation’s filing of Form 10-Q. This review may be performed by the Committee or its chairperson and should cover the same issues considered in the evaluation of the audited financial statements.

•	Discussing separately with management, the internal auditor and the independent auditor the quality and adequacy of and compliance with the Corporation’s internal controls and disclosure controls and procedures.

•	Discussing separately with management, and with the internal auditor, legal counsel or other advisors if necessary, the status of pending litigation, taxation or regulatory matters and other areas of oversight to the legal and compliance areas as may be appropriate.

•	Determining whether recommendations for internal controls, disclosure controls and procedures and other accounting or auditing matters are dealt with and/or implemented in an appropriate and timely fashion.

•	Selecting and hiring the independent auditor to perform non-audit services, which approval must be made prior to the commencement of any non-audit services.

•	Terminating the engagement of the independent auditor if the Committee determines termination is appropriate.

•	Reviewing the Corporation’s Code of Business Conduct and any other prescribed policy designed to protect the integrity of the Corporation’s accounting, auditing, financial reporting, financial condition or reputation and discussing separately with management, the independent auditor and the internal auditor the adequacy of and compliance with the Code, especially as it relates to senior financial officers, and any of the Corporation’s other prescribed policies and procedures.

•	Reviewing and approving all material transactions between the Corporation or its subsidiaries and any of its officers or directors or their affiliates.

•	Recording Committee activities and reporting its activities to the Board on a regular basis and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

In fulfilling these responsibilities, the Committee will:

•	Determine the compensation to be paid to the independent auditor for all audit and non-audit services to be performed for the Corporation.

•	Have authority to engage independent counsel and other advisors regarding accounting matters and determine and fund the compensation of those advisors.

•	Have authority to request that any employee or director of the Corporation meet with the Committee or any of its advisors.

•	Have authority to meet with representatives of any of the Corporation’s advisors, including legal counsel, investment bankers and financial analysts.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Amended on November 6, 2002.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

WASTE INDUSTRIES USA, INC.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 17, 2006

The undersigned hereby appoints Lonnie C. Poole, Jr. and D. Stephen Grissom, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Waste Industries USA, Inc., a North Carolina corporation, held of record by the undersigned on April 13, 2006, at the Annual Meeting of Shareholders to be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, on May 17, 2006, or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying proxy statement.

(1) Election of Directors:	☐ FOR ALL NOMINEES LISTED BELOW	☐ WITHHOLD AUTHORITY TO VOTE FOR
	(except as marked to the contrary below)	ALL NOMINEES LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE’S NAME BELOW:

Glenn E. Futrell	Paul F. Hardiman	James R. Talton, Jr.	James A. Walker
(outside directors)

Lonnie C. Poole, Jr. (Chairman of the Board)	Jim W. Perry (CEO & President)

(2) In their discretion, to vote upon such other matters as may properly come before the meeting:

☐ GRANT AUTHORITY                            ☐ WITHHOLD AUTHORITY

RECEIVE FUTURE PROXY MATERIALS VIA THE INTERNET

Registered shareholders can elect to receive Waste Industries USA, Inc.’s future proxy materials, including the proxy statement, annual report to stockholders and proxy card via the Internet. To enroll, please go to our transfer agent’s website at www.amstock.com. You will need to enter the company number and your account number as provided above.

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR MANAGEMENT’S SLATE OF NOMINEES FOR DIRECTOR LISTED ABOVE, AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

Signature

Signature, if held Jointly

Please date and sign exactly as your name appears on your stock certificate. Joint owners should each sign. Trustees, custodians, executors and others signing in a representative capacity should indicate that capacity.

Date: , 2006

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.